SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 16, 2007

DOCUCORP INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	00-23829	75-2690838
(State of	(Commission File	(IRS employment
incorporation)	Number)	identification no.)

5400 LBJ Freeway, Suite 300
Dallas, Texas  75240
(Address of principal executive offices)

Registrant’s telephone number, including area code   214-891-6500

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act

☐                                    Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 8.01               Other Events

On January 11, 2007, we filed with the SEC a definitive proxy statement regarding our special meeting of stockholders to be held on February 22, 2007, at which our proposed merger with a subsidiary of Skywire Software LLC will be voted upon by our stockholders.

Subsequently on January 11, 2007, our board of directors met to consider a preliminary proposal, subject to satisfactory completion of due diligence, from BlueLine Partners, LLC and a financial partner to acquire all of our common stock for $11.00 per share in cash.  Our board determined that this proposal was reasonably capable of being financed and constituted a “Superior Proposal” as such term is defined in our merger agreement with Skywire.  We notified Skywire on January 11, 2007 of our election under the merger agreement to execute a confidentiality agreement and entertain negotiations with BlueLine Partners and its partner.  On January 16, 2007, BlueLine Partners advised us that they were withdrawing their proposal prior to execution of the confidentiality agreement and commencement of due diligence due, in part, to the limited 10 day window provided by the merger agreement with Skywire for completion of negotiations and diligence.  Accordingly, we notified Skywire that we were terminating any further negotiations with BlueLine Partners.

BlueLine Partners separately advised us that, absent further developments, it intends to vote its shares of Docucorp common stock in favor of the proposed merger with Skywire.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOCUCORP INTERNATIONAL, INC.

Date: January 17, 2007	By:	/s/ J. Robert Gary
J. Robert Gary
Senior Vice President and Chief Financial
Officer